                      CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
                          WITH THE SECURITIES AND EXCHANGE COMMISSION.
                               ASTERICKS DENOTE SUCH OMISSIONS.

                                                                   Exhibit 10.38

                         SUPPLY CONTRACT FOR PHENOL


         This Supply Contract ("Contract") is made and entered into at St. Louis, Missouri as of this 10th day of March, 1998, by and between Solutia Inc., a Delaware corporation, having its principal place of business at 10300 Olive Street, St. Louis, Missouri, USA 63166 ("Solutia") and JLM Industries Inc., a Delaware corporation, having its principal place of business at 8675 Hidden River Parkway, Tampa, Florida 33637 ("JLM").

         WHEREAS, JLM desires to purchase a dependable, long-term supply of phenol for use in its marketing business; and

         WHEREAS, JLM is prepared to make advance payments for purchase of such phenol in order to obtain firm drawing rights for such supply, as described in this Contract; and

         WHEREAS, Solutia is willing to accept such advance payments and commit to a supply of such phenol provided JLM has firm purchase obligations, all as described in this Contract; and

         WHEREAS, Solutia is constructing a new phenol Plant, which will be the first commercial Plant ever constructed utilizing Solutia's new, breakthrough benzene-to-phenol technology, at Solutia's Pensacola, Florida Plant site.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.       DEFINITIONS.

         As used in this Contract, each of the following terms shall have the following meaning:

                 A. "Phenol" shall mean phenol meeting the specifications attached hereto as Exhibit 1A. As used in this contract "phenol" shall refer to any phenol not meeting the specifications for Phenol.

                 B. "BTOP Plant" shall mean a new phenol Plant to be located at Solutia's Plant, currently scheduled to begin commercial production in the second half of 2000 with a currently estimated nominal yearly capacity of three hundred million (300,000,000) pounds.

                 C. "Auditors" shall mean United States third party, certified public accountants retained by a party, and reasonably approved by the other party, to perform any audits described in this Contract.

                 D. "Dollars" shall mean United States of America dollars and "Cents" shall mean hundredths of a Dollar.

                 E. "Effective Date" shall mean the date on which this Contract is duly executed by both parties.

                 F. "JLM's Books" shall mean JLM's accounting books and records prepared by JLM, as consistent with JLM's accounting practices currently used in its business and consistent with GAAP as JLM may prepare such books and records in the ordinary course of JLM's business.

                 G. "Solutia's Books" shall mean Solutia's accounting books and records prepared at or utilized for Solutia's Plant, as consistent with Solutia's accounting practices currently used at Solutia's Plant and consistent with GAAP as Solutia may from time to time prepare such books and records in the due course of business conducted at or from such Plant. Such accounting practices shall be consistent during the term hereof unless accounting practice changes are mutually agreed upon, such agreement not to be unreasonably withheld.

                 H. "Solutia's Plant" shall mean Solutia's entire Pensacola, Florida Plant site (including, but not limited to, the BTOP Plant).

                 I. "Month" shall mean a calendar month during the term of this Contract.

                 J. "Quarter" shall mean a calendar quarter during the term of this Contract.

                 K. "Year" shall mean a calendar year, except that the first such Year shall be from the date of this Contract to December 31, 1998 and the last Year shall be from January 1 to the last day of this Contract term in the calendar year.

                 L. "Initial Supply Date" shall mean the date following "Satisfactory Startup" when Solutia delivers commercial quantities of Phenol produced in the BTOP Plant to JLM.

                 M. "Satisfactory Startup" shall have such meaning as described in Exhibit 1M attached hereto.

                 N. "Current Estimate" shall mean Solutia's good faith estimate of total cost for the BTOP Plant as approved by its Board of Directors on October 21, 1997.


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

2.       TERM.

         A. The term of this Contract shall commence on the date first stated above and, unless earlier terminated or canceled as set forth in this Contract or extended as set forth in Articles 2B or 2C, below, shall continue until the earlier of (i) the date when an aggregate of one billion eight hundred seventy five million (1,875,000,000) pounds of Phenol have been sold to JLM by Solutia hereunder or (ii) 180 months from the Initial Supply Date. It is understood and agreed that any phenol purchased or sold by JLM from Solutia outside of this Contract (or as described in Section 3F below), shall not count toward the volumes or prices hereunder.

         B. Deliveries of Phenol suspended by reason of those Article 16 events impacting Solutia's ability to produce or deliver or JLM's ability to consume or receive Phenol shall (except to the extent provided below) cause the date specified in Section 2A(ii) to be extended by one Month (or portion thereof) for each ten million four hundred sixteen thousand, six hundred sixty-seven (10,416,667) pounds (or portion thereof) of Phenol suspended by reason of such events, unless Solutia subsequent to such event and prior to the expiration of this Contract has otherwise supplied such suspended deliveries. Notwithstanding the above, following the conclusion of the Article 16 events should Solutia have surplus Phenol (described in Article 18 as "Designated Surplus"), such Designated Surplus may be applied to catch-up on a supply of Phenol suspended during such Article 16 events.

         C. This Contract shall be subject to early termination by Solutia by written notice to JLM by the below specified dates and for the below described events:

         (1) Should Solutia's good faith first stage independent project estimate currently estimated to be completed by May 31, 1998 for the total cost of the BTOP Plant exceed Solutia's Current Estimate.

         (2) Should Solutia's good faith second stage independent project estimate currently estimated to be completed by December 31, 1998 for the total cost of the BTOP Plant exceed Solutia's Current Estimate.

         (3) By December 31, 1998 should Solutia determine in good faith that the technology premised for the BTOP Plant cannot meet the key technical and project cost premises (including, but not limited to, the ability to economically produce phenol meeting the specifications attached as Appendix A).

         (4) Upon seven (7) days notice of delinquency to JLM which delinquency is not remedied during the seven (7) day period, at any time should the bank guaranty described in Section 7E not be timely provided to Solutia or should JLM not timely make the Advance Payments described in Article 7.



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

         (5) Upon one hundred eighty (180) days notice to JLM should Solutia elect "Abandonment" of the BTOP Plant. "Abandonment" shall mean Solutia's election to cease operating the BTOP Plant due to technical, regulatory, cost or chronic operating problems.

         D.      Except to the extent delayed due to events described in
Article 16 hereof, in the event that the Initial Supply Date is later than June 1, 2001, then Solutia's only obligation to JLM shall be to pay to JLM daily interest (computed at a ten percent (10%) simple annual interest basis) with interest accruing starting June 1, 2001 on the amount of the Advance Payment paid to Solutia by JLM as described in Article 7, hereof.

         E.      Except to the extent delayed due to events described in
Article 16 hereof, in the event that the Initial Supply Date is later than June 1, 2002, then JLM may elect to terminate this Contract by written notice to Solutia (unless the Initial Supply Date has occurred prior to JLM's termination notice). Solutia's only obligation to JLM shall be to refund to JLM the Advance Payment previously made by JLM and to make the interest payments described in Section 2D, above.

Excluding JLM's inability to purchase by reason of Article 16 events or Solutia's wrongful failure to supply hereunder, should JLM fail to purchase the full one billion eight hundred seventy five million (1,875,000,000) pounds of Phenol described in Article 3 during the term of this Contract JLM may elect to have the term hereof extended for six (6) months. Should JLM so elect to extend the term, it shall so notify Solutia in writing with as much advance notice prior to the end of the base term as then practicable, but not less than sixty (60) days prior to the end of the base term. It is understood and agreed that should Solutia during the base term have supplied, upon JLM's request, any shortfall pounds then such volumes shall not be counted toward volumes eligible for such extension. During such term extension the volume purchase/supply obligations and limitations and pricing provisions hereunder shall continue to apply.

This Contract is also subject to early termination by either party pursuant to the provisions of Appendix 1A due to a failure to reach a mutually agreeable specification for Phenol.

3.       QUANTITIES AND QUALITY.

         A. With deliveries to begin upon the Initial Supply Date, JLM shall purchase, and Solutia shall sell, during the term of this Contract one billion eight hundred seventy-five million (1,875,000,000) pounds of Phenol, but not to exceed the one hundred twenty-five million (125,000,000) pounds of Phenol during any Year (the "Yearly Volume") (prorated for the first and last
Year). Notwithstanding the above, Solutia's obligation to supply and JLM's obligation to purchase Phenol for the first twelve (12) month period following Satisfactory Startup shall be seventy five million (75,000,000) pounds.

         B. Such Yearly Volume shall be taken and supplied in approximately even monthly amounts. Without Solutia's prior consent, Solutia shall not be obligated to supply




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more than eleven million five hundred thousand (11,500,000) pounds of Phenol in a Month, more than thirty three million (33,000,000) pounds in a Quarter, or more than sixty five million (65,000,000) pounds in any two (2) consecutive Quarters.

         C. Except to the extent caused by Solutia's breach of this Contract or events described in Article 16, in the event JLM fails to purchase the Yearly Volume of Phenol in a Year (pro rated for the first and last Years), JLM's only obligation shall be to pay Solutia for the "fixed cost coverage" for such volume shortfall and forfeit (except to the extent JLM is able to make purchases during the term extension described in Section 2F, above), the pro rata amount of the Advance Payment for the volume not taken. "Fixed Cost Coverage" shall mean Solutia's then current budgeted fixed costs as described in Appendix 3C, attached hereto. At the end of each Year, if it is JLM's intent to purchase the full Yearly Volume of Phenol that Year (less any deliveries suspended because of Solutia's inability to supply and has placed an appropriate order with Solutia to that effect, Solutia's December invoice to JLM will be for the Yearly Volume less JLM's purchases through November. If actual deliveries to JLM in December are less than such invoiced amount, then the shortfall shall become JLM's inventory and shipped to JLM as soon as practical in January. If the reverse is true, the excess delivery shall be invoiced in January of the following year. Such differences (inventory or excess delivery) shall not exceed five million (5,000,000) pounds without Solutia's consent.

         D. Solutia shall provide JLM with a good faith estimate of the Initial Supply Date ninety (90) days before such estimated date. During the construction of the BTOP Plant, Solutia will provide to JLM an annual technology review/update each December and also provide JLM a Quarterly update as to construction progress and updated forecasts of targeted completion dates. After Satisfactory Startup, Solutia shall permit JLM reasonable site visitation to the BTOP Plant, subject to confidentiality obligations consistent with those between the parties under the April 18, 1997 Confidentiality Agreement (assigned to Solutia by Monsanto Company on October 23, 1997). Confidentiality obligations shall continue for seven (7) years beyond the termination or expiration of this Contract.

         E. The volumes specified in Sections 3A and 3B above, shall be pro rata reduced based on production lost during extended maintenance turnarounds of the BTOP Plant. Unless Solutia is able to offer replacement volumes to JLM within six (6) months following completion of the turnarounds, this Contract shall be extended by the ratios and procedures described in
Section 2B.

         F. It is understood and agreed between the parties that Solutia shall not be obligated to reserve any manufacturing capacity for JLM except as needed to fulfill Solutia's obligations described in Sections 3A, 3B and 3D above.

         G. Phenol shall meet the specifications as set forth in Exhibit 1A, attached hereto. Such specifications may be changed only by mutual consent of the parties, which consent shall not be unreasonably withheld.



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

4.       POTENTIAL PHENOL SUPPLY FOLLOWING CONTRACT EXPIRATION.

         Neither party shall have any obligation to the other with respect to Phenol supply or purchase following expiration of this Contract.

5.       DELIVERIES.

         A. Phenol or phenol shall be made available to JLM at Solutia's Plant (FOB Solutia's Plant), with title and risk of loss passing at Solutia's Plant (unless a swap is agreed to by both parties) and with JLM bearing all freight, insurance, duties, tariffs, container, packaging or other costs and charges thereafter. JLM assumes all risk and liability for loss, destruction, deterioration, contamination, or damage of or to the Phenol or phenol once delivered to JLM at Solutia's Plant.

         B. JLM shall provide Solutia Monthly with a good faith, rolling forecast of its projected Phenol orders for at least each of the upcoming 12 Months. However, that portion of the forecast for the immediately upcoming one
(1) Month period shall be considered to be firm orders. Orders, forecasts and delivery dates shall be provided at least thirty (30) days prior thereto. However, it is understood that, in the case of suspension of deliveries due to a force majeure event as provided in Article 16, JLM shall modify that portion of its rolling forecast, and shall have the option to reduce or cancel the quantities ordered for the immediately upcoming one (1) Month period.

         C. Phenol or phenol shall be delivered into JLM supplied, suitable and clean railcars or trucks at Solutia's Plant (unless a swap is agreed to by the parties) provided that they shall be of a type that can be practically and safely handled and loaded by Solutia. Solutia retains the right to reject any non-compliant railcars or trucks.

         D. Solutia's (or shipper's, in the case of a swap) weights shall govern unless proved to be in error by more than one-half percent (1/2%). Any survey charges requested by JLM shall be for JLM's account.

         E. A sample from each railcar or truck (except in the case of a swap) shall be taken by Solutia as evidence of Phenol or phenol quality and a certificate of quality shall be provided to JLM for each such delivery as and when requested by JLM. Samples and test results shall be maintained by Solutia for ninety (90) days following each delivery. Special analysis shall be to JLM's account on a Solutia actual time and materials basis.

6.       PRICE AND PAYMENT.

         A. For each pound of Phenol sold by Solutia to JLM hereunder, JLM shall pay Solutia the "Contract Price" as described in Exhibit 6B, attached hereto.


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

         B. Solutia shall invoice JLM for all sales upon delivery to JLM at Solutia's Plant or delivery point of the swapped quantity and payment shall be made by wire transfer within fifteen (15) days from date of invoice (date of Solutia tenders shipment).

7.       ADVANCE PAYMENTS.

         A. Payments shall be made by wire transfer to Solutia's account at:

                 Citibank N.A.
                 399 Park Avenue
                 New York, New York  10043

(Solutia shall advise JLM of Solutia's account number and the ABA routing number prior to payment.)

         B. JLM shall make non-refundable advance payments, totaling Thirty Five Million Dollars ($35,000,000) ("Advance Payment") to Solutia. The Advance Payment shall be paid to Solutia per the schedule listed in Exhibit 7B, attached hereto.

         C. For each pound of Phenol sold pursuant to Section 3A and 3B hereunder, there shall be a prorata credit against the invoice until the Advance Payment is exhausted. It is understood and agreed between the parties that, consistent with JLM's firm drawing rights to and corresponding firm obligations to purchase the full one billion eight hundred seventy-five million (1,875,000,000) pounds of Phenol hereunder, Solutia shall be entitled to earn the full Advance Payment by performing its obligations under this Contract. This expectancy and right is understood to be one of the major considerations under which Solutia entered into this Contract.

         D. Except to the extent that part or all of the Advance Payment may be returned as provided in Sections 2E, 13A and 13B, the Advance Payment shall be retained by Solutia interest free and in no case shall JLM be entitled to any interest, credit or allowance as a result of Solutia's retention or use of the Advance Payment.

         E. JLM shall provide Solutia Quarterly with a letter from its lead bank or banks stating the total uncommitted line of credit available to JLM. In the event that JLM's uncommitted bank line of credit is below the trigger levels described in Exhibit 7E, attached hereto, Solutia may require that JLM deliver to Solutia an executed, irrevocable bank guaranty from State Street Bank and Trust, Boston (or comparable bank), covering the difference between the then existing available credit line and the balance of the Advance Payments guaranteeing the timely payment of any then uncovered portions of the Advance Payment described in Section 7B, above. Such guaranty shall be delivered to Solutia no later than seven (7) days from Solutia's request.




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

8.       VERIFICATION OF PRICE.

         A. Solutia shall keep complete and accurate books, records and accounts with respect to relevant matters with respect to the components of the Contract Price. JLM shall keep complete and accurate books, records and accounts with respect to relevant matters with respect to the pricing mechanism described in Article 18.

         B. As and when reasonably requested by a party, the other party shall provide to the other's Auditors sufficient information and data (or at a party's election, permit the Auditors to inspect Solutia's Books or JLM's books, as the case may be) to support and verify the accuracy of the Contract Price or the Article 18 price, as the case may be. Such inspections shall be made at reasonable times and intervals and such inspections and the information and data to be furnished shall be in such scope and detail as may be reasonably necessary under the circumstances to support and verify the accuracy of such prices. However, such audits shall not be permitted more than once per Year, shall not extend back for a period greater than the immediately preceding twenty four (24) Month period and shall not cover a time period covered by a prior audit. The Auditors shall disclose to the requesting party only the fact that the prices previously supplied by the other party are true, correct and complete in all respects or provide the requesting party a corrected version of such price. The fees and expenses of the Auditors shall be borne by the requesting party.

9.       JLM'S POTENTIAL RAW MATERIAL SUPPLY.

         A. Solutia shall keep JLM reasonably informed of Solutia's supply strategy, tactics, commitments, including pricing for benzene to be used in the BTOP Plant. Solutia will have sole responsibility to negotiate and contract for benzene to be used in the BTOP Plant. Solutia will consult with JLM before making contractual commitments for supply of benzene greater than 21 million gallons per year. Solutia will attempt to provide reasonable volume flexibility in all benzene purchase contracts to allow for some spot purchases or JLM-arranged benzene supply. Both parties recognize this depends on market conditions and volume flexibility above contractual purchase obligations may or may not be commercially available. If Solutia requests reasonable assistance from JLM in helping to secure necessary benzene supplies for the BTOP Plant, JLM shall provide such assistance. The price for Solutia-supplied benzene shall be as described in Appendix 6B, attached hereto.

         B. Beginning January 1, 2003, upon eighteen (18) months prior written notice (or longer if based on remaining term of purchase contracts advised to JLM under 9A above) to Solutia, JLM may elect to provide to Solutia at Solutia's Plant the necessary benzene needed to provide JLM Phenol hereunder over at least the succeeding twenty four (24) Month Period. Such benzene shall be compatible with the benzene Solutia uses in the BTOP Plant. Once JLM elects to provide its own benzene, Solutia shall have no further obligation to do so. Following such election, failure of JLM to have suitable JLM-arranged benzene timely provided (at least fifteen (15) days before Solutia's scheduled manufacturing date) shall permit Solutia to either not deliver the corresponding volume of






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

Phenol to JLM or purchases benzene on the open market and include such purchase cost in the Contract Price. JLM shall not have the above right to supply benzene to the extent that Solutia has a contract(s) in place, approved by JLM, to supply one hundred percent (100%) of the needs for the BTOP Plant or otherwise earmarked for the BTOP Plant or earmarked for Phenol to be supplied to JLM hereunder.

         C. Unless otherwise specified by Solutia, the benzene described in Section 9B above shall be sold to Solutia by JLM F.O.B. Solutia's Plant per Solutia's then standard terms and conditions of purchase. Payment terms for such benzene sales will be the same as then in effect for Solutia's other benzene suppliers. Such benzene shall meet Solutia's then current specifications used in Solutia's manufacture of Phenol in the BTOP Plant. The price paid by Solutia for such JLM-supplied benzene shall be used in the calculation of Price hereunder.

10.      LIMITED WARRANTY.

         Subject, to Article 9, Solutia warrants title to the Phenol and phenol and that the Phenol shall conform to the specifications attached hereto as Exhibit A at the time and place of delivery to JLM at Solutia's Plant. Any phenol sold to JLM hereunder shall be sold on an "AS IS", no-warranty basis (other than title) unless Solutia provides a written warranty to JLM on a shipment by shipment basis. Subject to the preceding sentence and except as otherwise expressly provided herein, SOLUTIA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PHENOL or phenol, whether used alone or in combination with any other material.

11.      LIMITATION OF LIABILITY.

         A. By a date no later than sixty (60) days after delivery of the Phenol or phenol to JLM at Solutia's Plant, JLM shall examine such Phenol for any damage, defect or shortage. However, it is understood that Solutia has no liability or responsibility for any damage, destruction, defect, deterioration, loss or shortage occurring after the Phenol or phenol is delivered to JLM at Solutia's Plant or at the delivery point in the case of a swap. All claims for any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) shall be deemed waived by JLM unless made in writing and received by Solutia by a date no later than sixty (60) days after the date the Phenol or phenol in respect to which such claim is made is delivered to JLM at Solutia's Plant or, if such claim is for non-delivery, within sixty (60) days after the date upon which such Phenol or phenol was to be delivered. However, as to any such cause not reasonably discoverable within such sixty (60) day period (including that discoverable only in processing or further manufacture) any claim shall be made in writing and received by Solutia within one hundred eighty (180) days after the Phenol or phenol in respect to which such claim is made was delivered to JLM at Solutia's Plant, or within thirty (30) days after JLM learns of the facts giving rise to such claim, whichever shall first occur. Failure of

Solutia to receive written notice of any such claim within the applicable time period shall be deemed an absolute and unconditional waiver by JLM of such claim irrespective of whether the facts giving rise to such claim shall have then been discovered or of whether processing, further manufacture, other use or disposition of the Phenol or phenol shall have then taken place.

         B. EXCEPT TO THE EXTENT ADDITIONAL REMEDIES ARE PROVIDED IN ARTICE 13, JLM'S EXCLUSIVE REMEDY SHALL BE FOR DAMAGES, AND SOLUTIA'S TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL IN NO EVENT EXCEED THE CONTRACT PRICE (WHICH INCLUDES THE AMORTIZATION OF THE UPFRONT PAYMENT) OF THE PHENOL or phenol IN RESPECT TO WHICH SUCH CAUSE ARISES OR, AT SOLUTIA'S OPTION, THE REPAIR OR REPLACEMENT OF SUCH PHENOL or phenol AND IN NO EVENT SHALL SOLUTIA BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE. Solutia shall not be liable for, and JLM assumes sole liability and responsibility for, all personal injury and property damage connected with the handling, transportation, possession, processing, further manufacture, other use or resale of the Phenol or phenol following delivery of the Phenol or phenol to JLM whether the Phenol or phenol is used alone or in combination with any other material. Transportation charges for the return of the Phenol or phenol shall not be paid unless authorized in advance by Solutia.

         C. If Solutia furnishes technical or other advice to JLM, whether or not at JLM's request, with respect to processing, further manufacture, other use or resale of the Phenol or phenol (or any material made using the Phenol or phenol), Solutia shall not be liable for, and JLM assumes all risk of, such advice and the results thereof.

12.      LIQUIDATED DAMAGES FOR JLM'S MAJOR PURCHASE DEFAULT.

         A.      In the event of "JLM's Major Purchase Default" described under
(i) below, Solutia shall be entitled (as its sole and exclusive remedy) to cancel this Contract (including any contract provided for or otherwise then existing under Article 18) and to then recover liquidated damages as described herein ("Liquidated Damages"). In the event of "JLM's Major Purchase Default" described in (ii) below, Solutia shall be entitled (as its sole and exclusive remedy) to recover Liquidated Damages at the expiration of this Contract. "JLM's Major Purchase Default" shall mean either (i) that JLM shall have purchased less than two hundred fifty million (250,000,000) pounds of Phenol from Solutia hereunder over any thirty-six (36) consecutive Month period (unless otherwise excused by this Contract), or (ii) shall have purchased less than a total of one billion eight hundred seventy five million (1,875,000,000) pounds during the term of this Contract. The parties recognize that JLM's failure to purchase the volumes described in (i) above may be tantamount to a Contract abandonment and, in any event, deprives Solutia of revenue for such an extended period as to render a cancellation and collection of Liquidated Damages as a result due to JLM's Major Purchase Default fair and reasonable hereunder.

         B. In the event that Solutia cancels this Contract due to JLM's Major Purchase Default under (i) above, then this Contract shall be canceled effective with its notice and Solutia shall collect Liquidated Damages from JLM.

         C. The amount of the Liquidated Damages to which Solutia shall be entitled shall be equal to the then remaining portion of the Advance Payment (which would be Thirty Five Million Dollars ($35,000,000) x (1 -
S/1,875,000,000).

"S" would be the pounds of Phenol previously delivered under this Contract under Article 3.

         D. The Liquidated Damages shall apply only to JLM's Major Purchase Default, and any other contractual obligations or sums owed or owing for other events, including but not limited to payment for Phenol sold and delivered and the payments described in Article 3C and Article 13, shall be unaffected thereby.

         E. It is understood and agreed between the parties that in the event of JLM's Major Purchase Default that substantial damages and injury would be caused to Solutia. However, the specific amount of such damages or injury would be difficult to quantify. The amount of Liquidated Damages provided herein is understood and agreed between the parties to represent reasonable and just compensation to Solutia for JLM's Major Purchase Default and would not represent speculative, excess or punitive damages.

13.      REMEDIES FOR SOLUTIA'S SUPPLY DEFAULT

         A. In order for JLM to better assure itself of continuity in the supply of Phenol for its purposes, JLM shall have available to it not only the remedy of actual damages applying to Solutia's defaults hereunder but shall also have available the remedy of specific performance (except for those defaults described in Section B below) as such remedies are provided for under the Uniform Commercial Code as adopted by the State of Missouri ("Missouri Law"). Such remedies shall be JLM's sole and exclusive remedies (except as provided for in Section C below) and JLM waives all other remedies including but not limited to rescission, cancellation or other early termination remedies.

         B. If by the end of one hundred eighty (180) months from the Initial Supply Date (plus any extensions in the term provided for in Article F hereof) Solutia shall have failed or refused to supply to JLM an aggregate of one billion eight hundred seventy-five million (1,875,000,000) pounds of Phenol if required by this Contract and if such failure or refusal was in breach of, and not excused under, this Contract, JLM shall (i) be entitled to a refund of a portion of the Advance Payment and (ii) have the right to claim actual damages under Missouri Law for such failure or refusal by Solutia (but such damages shall not include return of all or any portion of the Advance Payment since it has already been provided for in (i) above). Such portion of the Advance Payment shall be determined per the following formula: Thirty Five Million Dollars ($35,000,000) x (X/1,875,000,000).

"X" would be the pounds of Phenol that Solutia failed or refused to supply to JLM if required by and in breach of, and not excused under, this Contract.

It is understood and agreed that this Section B shall only apply to a normal Contract expiration and shall not apply if the Contract is earlier terminated or canceled (including, but not limited to, a cancellation as provided for in Section C below).

         C. In the event of "Solutia's Interim Major Supply Default", JLM shall also have available to it the remedy of cancellation under Missouri Law. "Solutia's Interim Major Supply Default" shall mean an event in which all four
(4) of the following have occurred: (i) that Solutia shall have willfully failed or refused to supply the Phenol (as specified in (ii) and (iii) below) if required by Article 3 of this Contract and such failure or refusal was in breach of, and not excused under, this Contract; (ii) that such failure or refusal shall have occurred throughout a four (4) consecutive Month period;
(iii) that the total amount which Solutia failed to supply under Article 3 of this Contract shall have exceeded forty-five million (45,000,000) pounds, and
(iv) that such failure or refusal shall have not been "Substantially Cured" by Solutia. As a condition of availing itself of this remedy of cancellation, JLM shall, within ninety (90) days of the occurrence of such Default, give Solutia sixty (60) days prior written notice of intent to cancel, providing in particularity the details of the alleged failure or refusal to supply. If within sixty (60) days from Solutia's receipt of JLM's notice, Solutia shall have cured such failure or refusal to supply or has undertaken actions which are reasonably calculated to cure such failure or refusal over a reasonable period of time, the failure or refusal shall be deemed "Substantially Cured" and JLM shall not be able to cancel this Contract. If, however, during said sixty (60) day period Solutia has not cured or undertaken actions as aforesaid, JLM may within ten (10) days thereafter cancel this Contract by giving Solutia written notice of cancellation; provided that JLM shall only have this remedy of cancellation if the supply with respect to which the failure or refusal is claimed was required by Article 3A of this Contract and if the failure or refusal was in breach of, and was not excused under, this Contract.

In the event JLM elects to cancel this Contract as provided above due to Solutia's Interim Major Supply Default, JLM shall (1) be entitled to a refund of the remaining balance of the Advance Payment (including interest accruing at eight-tenths of one percent (0.8%) per Month beginning with the date of Solutia's Interim Major Supply Default) and (2) have the right to claim actual damages under Missouri Law for Solutia's Interim Major Supply Default (but such damages shall not include return of all or any portion of the Advance Payment since it has already been provided for in (1) above). It is understood and agreed that should JLM elect to cancel and recover damages under this Section C, it shall not also be permitted to recover under Section B above since such a recovery would be, in effect, a double recovery. It is further understood that the remedies described in this Section C may not be exercised after normal Contract expiration.

14.       PATENTS.

         Subject to Article 11 and unless otherwise expressly provided herein, Solutia warrants that the Phenol or phenol sold pursuant to this Contract does not infringe any valid U.S. patent. This warranty is given upon condition that JLM promptly notify Solutia of any claim or suit involving JLM in which such infringement is alleged and that, if Solutia is affected, JLM permit Solutia to control completely the defense or compromise of any such allegation of infringement. Solutia does not warrant that the use of the Phenol or phenol or any material made therefrom, whether the Phenol or phenol is used alone or in combination with any other material, will not infringe a patent.

15.      TAXES.

         Any tax or governmental charge or increase in same (excluding any franchise or income tax or other tax or charge based on income) (i) increasing the cost to Solutia (except to the extent that such increased cost shall be already included in the Contract Price, it being understood that as of the date hereof Solutia has not included any taxes in its Formula Price) of producing, storing, selling or delivering the Phenol or the raw materials or procuring the raw materials used therein or (ii) payable by Solutia because of the production, inventory, sale or delivery of the Phenol, such as Sales Tax, Use Tax, Retailer's Occupational Tax, Gross Receipts Tax, CERCLA Tax, Value Added Tax, may, at Solutia's option, be added to the price specified herein and collected from JLM at the time Solutia incurs such tax or charge as a part of the Phenol cost to be shared proportionally by JLM and Solutia based on the nature of the tax (production-based, sales-based, etc.) and the respective amounts sold or produced by Solutia at Solutia's Plant and that purchased by JLM hereunder.

16.      EXCUSE OF PERFORMANCE.

         A. Deliveries (including delay of initial shipments hereunder) may be suspended by either party in the event of: Act of God, war, riot, fire, explosion, accident, flood, sabotage; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, which are caused, in whole or in part, by events or causes beyond the reasonable control of such party; compliance with governmental requests, laws, regulations, orders or actions; breakage or failure of machinery or apparatus; misfeasance/malfeasance/nonperformance by a contractor; national defense requirements or any other event, whether or not of the class or kind enumerated herein, beyond the reasonable control of such party; or in the event of labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); which event makes impracticable the manufacture, transportation, acceptance or use of a shipment of the phenol or of a material upon which the manufacture of the phenol is dependent.

         B. If Solutia determines that its ability to supply its total demand (including its internal needs) for Phenol or obtain any or a sufficient quantity of any material used directly or indirectly in the manufacture of the Phenol, is hindered, limited or made impracticable, Solutia may allocate its available supply of Phenol from or such material (without obligation to acquire other supplies of any such Phenol or material) among itself and its purchasers (including JLM) on such basis as is equitable without liability for any failure of performance which may result therefrom; but Solutia agrees to allocate Phenol to JLM on the pro rata basis as Solutia provides Phenol for its own internal needs.

         C. Deliveries suspended or not made by reason of this Article shall be done so without liability, and unless such shortage quantities have been subsequently made available to JLM, as provided in Section 2B, shall cause the term of the Contract to be extended accordingly, but subject to quantity and delivery limitations provided in Articles 3 and 5.

         D. To the extent and for such duration that the parties are unable to deliver or take deliveries of Phenol due to the occurrence of an event described in Article 16A above, such affected volumes and time shall not be included in determining a Major Purchase Default under Article 12, a purchase or supply default under Article 2, or a supply default under Article 13.

17.      ASSIGNMENT.

         This Contract is binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that any transfer or assignment, whether voluntarily or not and whether by operation of law or otherwise, of this Contract or any rights hereunder, by either party without the prior written consent of the other party or other than as expressly permitted to this Contract, shall be void and of no effect. Either party may assign and transfer its rights and obligations under this Contract to (a) any corporation or partnership which succeeds by purchase, merger, de-merger, spin-off, consolidation or otherwise, to all, or substantially all, of the "Related Business and Assets" of such assigning party ("Related Business and Assets") shall mean (i) in the case of JLM, all of its Phenol manufacturing and marketing operations and (ii) in the case of Solutia, all of its Phenol manufacturing operations), or (b) any subsidiary company in which more than fifty percent (50%) of the outstanding capital stock entitled to vote for directors is and continues to be owned and controlled, directly or indirectly, by such assigning or transferring party or (c) any corporation which shall own more than fifty percent (50%) of such assigning and transferring party's outstanding capital stock entitled to vote for directors. Provided that any such transferee or assignee as aforesaid shall be required to and shall assume and be bound by the observance and performance of the transferring or assigning party's duties and obligations under or in connection with this Contract.

18.      JLM's MARKETING OF SURPLUS PHENOL.

         If it is foreseen that Solutia will have a surplus of Phenol or phenol produced in the BTOP Plant over its internal needs and contractual needs hereunder, Solutia shall give notice to JLM to that effect specifying the estimated duration and quantity, subject to the below limitations. JLM shall then have the option to first purchase at the Contract Price hereunder such "Designated Surplus" as catch-up volumes for any supply of Phenol suspended during a previous Article 16 event and then if any volumes of "Designated Surplus" remain to purchase the "Designated Surplus" Phenol from Solutia. "Designated Surplus" shall be the excess Phenol or first quality resin grade phenol of Solutia produced in the BTOP Plant (based on a three hundred million (300,000,000) nominal yearly manufacturing capacity and a twenty five million (25,000,000) monthly capacity) above Solutia's needs (internal manufacturing use, swaps or for conversion) and Solutia's supply requirements to JLM hereunder. Surplus generated due to the ability of the BTOP Plant to produce more than three hundred million (300,000,000) pounds in a year or twenty five million (25,000,000) pounds in a month are not includable in the "Designated Surplus". For other than catch-up purchases, should JLM elect to purchase part or all of such Designated Surplus, the price shall be **** of the volume weighted average spot (excluding pricing from JLM's customers under contracts of greater than a ninety (90) days term), netback price received by JLM from sale of all of its Phenol or phenol (as the case may be) during the period that such Designated Surplus has been sold to JLM hereunder. JLM shall have seven
(7) days to advise Solutia if JLM elects to purchase part or all of the Designated Surplus which is available more than thirty five (35) days from the date of Solutia's notice and two (2) days to elect to purchase for volumes to be made available thirty five (35) days or less from Solutia's notice.

19.      AUTHORIZATION BY BOARD OF DIRECTORS.

         Each party represents and warrants to the other that the corporate officer executing this Contract has the full authority of such party to execute this Contract on behalf of such party and, upon the Execution Date, this Contract is a binding obligation of such party. Within fourteen (14) days following execution hereof, each party shall provide the other with a notice, signed by its corporate secretary, that this Contract has been duly authorized and approved by appropriate corporate action.

20.      NOTICE.

         Any notice required or permitted to be given under this Contract shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by fax, or when deposited in the United States mail (registered or certified) postage prepaid, to the addresses given below:

         Solutia:                 Solutia Inc.
                                  10300 Olive Boulevard
                                  St. Louis, MO  63166
                                  Attention:  General Manager, Intermediates
         with copy to:            Assistant General Counsel, Commercial
                                  Solutia Inc.
                                  10300 Olive Boulevard
                                  St. Louis, Missouri  63166

         JLM:                     W. J. Kimball
                                  Vice President
                                  JLM Industries, Inc.
                                  8675 Hidden River Parkway
                                  Tampa, FL  33637

         with a copy to:          John T. White
                                  Vice President and General Counsel
                                  JLM Industries, Inc.
                                  8675 Hidden River Parkway
                                  Tampa, FL  33637

or such other individual, address or answerback as shall be notified to the other party.

21.      MISCELLANEOUS.

         A. As reasonably requested by Solutia, JLM shall provide advice and counsel, utilizing JLM's then existing experience and knowledge, to Solutia in matters relating to the start-up of the BTOP Plant, handling, storing, shipping, applicable governmental regulations, testing and industry practices relating to Phenol or phenol. Such advice and counsel shall be provided in good faith by JLM but JLM shall not be liable for, and Solutia assumes all risk of, such advice and counsel and the results thereof. Solutia shall reimburse JLM for any of its out-of-pocket costs incurred in so assisting Solutia.

         B. The validity, interpretation and performance of this Contract and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of Missouri. Controversies shall be judicially resolved in the United States District Court for the Eastern District of Missouri.

         C. This Contract constitutes the full understanding of the parties, a complete allocation of the risks between them and a complete and exclusive statement of their agreement. No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms and conditions of this Contract shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth herein. No waiver by either JLM or Solutia with respect to any breach of default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

         D. No waiver, modification or amendment of any term or condition of this Contract shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect, or impair any right arising from, any subsequent default.

         E. Headings as to the contents of particular sections are included for convenience of reference only and are not to be construed as a limitation of the scope of the particular sections to which they refer.

         IN WITNESS WHEREOF, the parties have executed this Contract with the date of execution to be the day and year first written above.

                              JLM INDUSTRIES, INC.

                              By:________________________________

                              Title:______________________________

                              SOLUTIA INC.

                              By:________________________________

                              Title:______________________________

                                  APPENDIX 1A

                             PHENOL SPECIFICATIONS



         Specifications to be determined by the mutual agreement of the parties. It is understood that the parties will cooperate in trying to get the Phenol produced in the BTOP Plant pre-qualified with bis-phenol A customers.
In the event that the parties are unable to reach agreement on the appropriate specifications hereunder by September 1, 1998, then either party may terminate this Contract on thirty (30) days written notice.

                                  APPENDIX 1M

                             "SATISFACTORY STARTUP"



"Satisfactory Startup" shall mean the date, following mechanical completion, when the BTOP Plant's operating rates are shown to be consistently producing Phenol in sufficient volumes as to meet Solutia's currently forecasted internal needs plus JLM's "Yearly Volume" as described in Article 3.

                                  APPENDIX 3C



         "Fixed Costs" chargeable to JLM under Section 3C shall be ******** per pound of Phenol. Such figure shall be subject to change Quarterly per the following formula:

         FC      =        *****

         FC      =        Fixed Cost, per pound of Phenol

         *****

                                  APPENDIX 6B

                                PRICING FORMULA

Phenol Contract Price

The contract price for Phenol sold to JLM in a calendar quarter (FOB Solutia's Pensacola, FL plant,) shall be the price derived from the following formula:

P = ***********************************************************

Where:

P        = Price for Phenol. ($/lb.)

*****************************

*****************************

*****************************

*****************************

*****************************

*****************************

*****************************

At least 10 days prior to the start of each calendar quarter, Solutia will provide a good faith estimate of the price of Phenol to be shipped during such quarter. Such estimated price shall be used on all invoices for Phenol sold to JLM during such calendar quarter.

However, since such price will be based on estimated, rather than actual, values for the factors listed in the formula above, within thirty (30) days following the end of each calendar quarter, Solutia shall recalculate the price for Phenol sold to JLM during such calendar quarter using the actual rather than the estimated values.

Any difference in the price charged for Phenol sold hereunder to JLM during such calendar quarter (by using the actual rather than the estimated values) shall then be paid to Solutia or credited to JLM, as the case may be.

                                  APPENDIX 7B

                         SCHEDULE OF ADVANCED PAYMENTS


Payment Due Date                                   Payment Amount

12/26/98--1/5/99                                   $  5,000,000.00

3/31/99                                               1,625,000.00

6/30/99                                               1,625,000.00

9/30/99                                               1,625,000.00

12/31/99                                              1,625,000.00

3/31/00                                               5,875,000.00

6/30/00                                               5,875,000.00

9/30/00                                               5,875,000.00

12/31/00                                              5,875,000.00
                                                   ---------------
TOTAL                                              $ 35,000,000.00



                   *Solutia may use up to Five Million Dollars ($5,000,000) to cover project expenses.

                                  APPENDIX 7E



         The maximum amount of the uncommitted line of credit available to JLM from its banks shall be not less than the amount of the Advance Payment then remaining to be paid to Solutia by JLM. Should such uncommitted credit line fall below such remaining Advance Payment commitment, JLM shall be obligated to provide the bank guaranty covering the difference as described in Section 7E.